Exhibit 10.1

FTFT North American Ohio Cryptocurrency Mining Farm

Cooperation Agreement

Party A: APC Service Ltd.

Address: Office 3A,12/F, Kaiser Centre, NO.18 Centre Street, Sai Ying Pun,

Hong Kong

Party B: Future FinTech Group Inc.

Address: Americas Tower, 1177 Avenue of The Americas, Suite 5100,

New York, NY 10036

Party A and Party B have reached the following investment cooperation agreement through negotiation based on equality, mutual benefit and common development.

I、Cooperation Content:

（1）The project is located in the State of Ohio in the United States of America and both parties plans to invest and build cryptocurrency mining sites with a total capacity of 300MW.

（2）The estimated total investment of the project is USD 62 million. When the 300MW mining sites construction is fully completed, it could deploy approximately 70,000 S19 Antminers and accommodate about 7.5EH/s of hash power.

（3）Cooperation mode:

1.	Party B will first establish a 100% wholly-owned subsidiary of Party B (“FTFT Super-computing “) that is authorized to transact business in Ohio to invest in and operate the cryptocurrency mining farm project. Party A shall complete cash investment within the time specified in this agreement. Both parties shall sign a joint venture agreement to transform FTFT Super-computing from a wholly owned subsidiary of Party B into a joint venture of parties. The final ownership percentage of the joint venture shall be 30% and 70% between Party A and Party B, respectively according to the amount actually invested by such party and this agreement. The board of directors of the joint venture will be responsible for the effective management of the joint venture.

2.	After the establishment of the joint venture, Party B will appoint personnel in charge of the accounting and finance of the joint venture and Party A will recommend the personnel to be responsible for the operation and management of the joint venture. The specific terms of the appointment of the board of directors and senior management of the joint venture will be specified in the joint venture contract. The board of the joint venture will set assessment indicators for the operation team and if the management and operational team fail to meet the performance indicators within 6 months, the joint venture has the right to replace the management and operational team recommended by Party A.

3.	The overall capacity of FTFT Ohio Cryptocurrency mining farm project is 300MW, with an estimated total investment of USD 62 million. It should be completed in six phases, each of which is 50MW. The investment of each phase is USD 10 million. Extra USD 2 million is used for land purchase in the first phase.

4.	Preliminary calculation: The investment of phase I is USD 12 million, including USD 2 million for land purchase and USD 10 million for plant transformation, power system upgrading.

5.	Ownership percentage of Phase I : 30% for Party A and 70% for Party B. The 30% for Party A is the option right to purchase such 30% ownership, and Party A may invest and exercise its option to purchase 30% ownership of FTFT Super-computing within 365 days of the completion of the first phase of the mining farm. Party A shall pay USD 60,000 to FTFT Super-computing within 3 working days after Party B’s first investment contribution of USD 300,000 to FTFT Super-computing. (The USD 60,000 shall be used as the deposit for 30% option and deducted upon the payment price for the exercise of option).

6.	Description of Party A’s investment: In the phase I of 50MW, Party A shall invest in cash to obtain the ownership of FTFT Super-computing. Party A may exercise its option to purchase 30% ownership of FTFT Super-computing within 365 days of the completion date of the first phase of the mining farm (the “exercise period”). If Party A fails to complete the investment during the exercise period, the unpaid portion will be deemed to be waived for the purchase of ownership and actual ownership shall be reduce proportionally. The exercise price for the option is 30% of total actual input expenses during the first phase 50MW construction of cryptocurrency mining farm plus 10% premium (including but not limited to construction fee, operation fee, etc.) , i.e. 33% of the total actual input expenses. The completion date of the first phase mining farm specified in Articles 5 and 6 of this agreement is the launch date of the first phase of the cryptocurrency mining farm, regardless of the number of mining machines operating in the farm at that time.

7.	Description of Party B’s investment for the 70% ownership: the first phase of 50MW is invested in cash in four stages (according to the progress of the project).

a.	Stage I: USD 300,000: The funds shall be used for land purchase deposit, power facility survey in the process of land and plant purchase transaction, due diligence on zoning use of the plant and land, fire protection and environmental protection evaluation, as well as other legal and compliance expenses in the process of transaction. Party B will engage the professionals for these compliance work who should work with Party A and Party A shall take responsibility for Party B.

b.	Stage II: Estimated USD 2 million: The funds will be used for the purchase of plant and land for the cryptocurrency mining farm.

c.	Stage III: Estimated USD 3 million: The funds will used for the plant reconstruction, including rack, power distribution cabinet, PDU, etc.

d.	Stage IV: Estimated USD 3.1 million: The funds will used for power system upgrading and transformation.

e.	The above amount of infrastructure investment is the project budget, and the specific amount will be subject to the actual amount confirmed and reviewed by Party B. The accounting process of FTFT Super-computing shall comply with the financial process of Party B. Each stage acceptance shall meet the requirements of the board of directors of FTFT Super-computing. Before Party A completes the exercise of its 30% ownership, FTFT Super-computing is a wholly-owned subsidiary of Party B. Party A only participates in the project as a partner and consultant with the option purchase right. The specific capital use and project decisions are determined by Party B until Party A actually exercises its option right and becomes an actual shareholder of FTFT Super-computing. At that time, both parties will adjust the board of directors of FTFT Super-computing according to their respective ownership.

8.	Party A and Party B agree to make joint efforts to put FTFT Ohio cryptocurrency mining farm into operation as soon as possible.

II、Responsibilities and liabilities:

（1）Party A’s responsibilities and liabilities:

1.	Party A is responsible for finding the best quality and most preferential industry use land or plant in Ohio State and implementing the construction and transformation of plant and the upgrading and transformation plan of power system of the plant. After Party B establishes FTFT Super-computing in Ohio, Party A shall ensure that the local team is hired and FTFT Super-computing obtains the most favorable power supply contract so as to facilitate the implementation of the project. Provided that Party B makes investment in accordance with item 7 of Article 1 (3) of this agreement, Party A should ensure the on time completion of the construction of 50MW cryptocurrency mining farm.

2.	Party A shall ensure that FTFT Super-computing signs the first phase power supply agreement of no less than 50MW with the electric power company that supplies power to the mining farm within 30 working days after the establishment of FTFT Super-computing. Party A shall ensure that the average power price of 50MW power supply agreement signed by FTFT Super-computing and power supply company is not higher than US $0.04/kwh (including all surcharges and taxes) with a term of five years. Since the signing date is the peak time of winter in the United States, two power supply agreements should be signed by FTFT Super-computing and the power company within 30 working days after Party B makes the first payment to FTFT Super-computing pursuant to this agreement. The first power supply agreement shall have a unit price no more than US $0.045 / kwh(including all surcharges and taxes) with a term until April 30, 2022, effective immediately. The second power supply agreement shall have a unit price no more than US $0.04 / kwh(including all surcharges and taxes) with a term of 5 years, effective from May 1, 2022 , and the annual average electricity price shall not be higher than US $0.04/kwh(including all surcharges and taxes). If the final electricity price is higher than US $0.04/kwh, Party A will give up 1% of the option purchase right of FTFT Super-computing for every increase of US $0.001/kwh. If the final annual average electricity price exceeds US $0.05/kwh, Party B has the right to terminate this agreement and Party A will compensate Party B for all the expenses invested in the project. (The electricity price in the United States is floating. Party A will use its existing industrial resources to ensure that the mining farm access to the most favorable electricity price locally).

3.	Party A shall ensure the land and plant provided to Party B can be transformed into a cryptocurrency mining farm, and shall ensure it can obtain the relevant qualifications and permits for cryptocurrency mining farm us from U.S. governments or regulators at all levels, including but not limited to the exploration and use of power facilities, land planning and use, fire prevention, safety and environmental protection evaluation, etc. Party A shall ensure obtaining relevant qualifications and permits within 30 working days after Party B make the first US $300,000 investment. If Party A fails to obtain relevant approval as required on time, Party B has the right to terminate this agreement.

4.	Party A shall ensure that the exercise of its option right and capital investment are completed within the time specified in this agreement. If it exceeds the specified time, it shall be deemed to give up its rights. At the same time, Party A shall ensure that its responsibilities under this agreement which are including but not limited to the construction and transformation of plant and upgrading power system, so as to a successful completion of the construction and delivery of 50MW cryptocurrency mining farm on time.

5.	Party A guarantees to Party B the phase I 50MW cryptocurrency mining farm construction will be completed in 6 months with an extra 1 month tolerance period. The final completion date shall not be later than June 30, 2022. If Phase I is completed after July 30, 2022, Party A shall compensate Party B in an amount equal to0.05% of the total amount invested by Party B per day according to the total number of delayed days. ( Party A and Party B shall solve the problem through negotiation in case of disruption of global equipment supply chain, shipping congestion and other force majeure reasons beyond the human control.) The parties agree that this compensation is reasonable in light of the anticipated harm caused by such delay and the difficulties and impracticability of proof of loss resulting from such delay.

6.	After the completion of the phase I construction, FTFT Super-computing shall employ Party A as the operation management team for the first year. The operation management team shall ensure that the annual net profit of FTFT Super-computing is no less than USD 6 million per 50MW pursuant to the audited report by the US auditor of Party B. If the operation team meets such performance goal, FTFT Super-computing shall reward 20% of the net profit to management operation team in cash. If the net profit of FTFT Super-computing is higher than USD 7 million, Party B shall reward the operation team 10% of the amount that exceeds the USD 7 million net profit as a team reward by issuing FTFT shares of common stock to the operation team (subject to the restriction of SEC on issuance of unregistered shares). The share numbers shall be determined based upon the closing price of the FTFT stock on the date of the board of directors of FTFT approves such issuance. The annual profit FTFT Super-computing shall start to calculate 6 months after the completion of phase I with each circle of 12 months for annual profit calculation. The 20% net profit cash reward shall be calculated until Party A exercises its option. After Party A exercises at least 10% of the option(i.e. Party A becomes at least the 10% shareholder of the FTFT Super-computing), the cash reward will be reduced to 10% of the net profit which should be calculated proportionally according to the dates before and after Party A exercises at least 10% of its option. When the operation management team fails to complete the annual profit requirement for 6 consecutive months, the board of directors has the right to change the management team, and Party A will only be entitled to the equity dividend if any and the management team shall no longer be entitled to the operation cash reward.

7.	If any of the above items 1, 2 and 3 cannot be completed on time, Party B has the right to terminate this agreement and Party A shall compensate Party B for all the expenses invested on the project.

8.	Any of Party B’s waiver or consent to any delay or failure of Party A to perform its obligation on time under this agreement does not mean that it has waived its legal rights under this agreement, or is deemed to be a waiver or consent for similar delay or breach of agreement in the future.

（2）Party B’s responsibilities and liabilities:

1.	After signing this agreement, Party B shall establish a wholly-owned subsidiary FTFT Super-computing in Ohio.

2.	FTFT Super-computing shall complete the transfer the corresponding 10% ownership to Party A within 10 working days after Party A exercises its option and pays 10% ownership exercise price each time.

3.	Within 10 working days after the opening of the bank account of FTFT Super-computing, Party B shall wire the first USD 300,000 investment according to item 7, paragraph (3) of Article 1 of this agreement to the account of FTFT Super-computing for the fees of professional services, lawyers and the feasibility study of the project.

4.	Party B shall make the next investment within 7 working days after it is satisfied with the previous stage of work under Item 7 of Article 1 (3) of this agreement.

5.	If Party B fails to make the investment as required by this agreement within the specified period, Party A has the right to bring other investors for construction. Party B agrees to transfer its corresponding ownership to the new investor after the new investor pays the corresponding funds.

III、After the completion of phase I of the project, both parties shall continue to make investment according to ownership percentage until the 300MW mining farm construction is completed. If either party cannot provide follow-up funds, the other party has the right to bring other investors to continue to invest, which will dilute the ownership of existing shareholder proportionally. Both parties will give full play to their respective advantages and jointly cooperate in innovation, entrepreneurship, industrial agglomeration, strategic investment and capital operation, so as to enhance the overall strength and achieve win-win development.

IV. Any dispute related to or arising from this agreement will be governed by the laws of the state of New York regardless of any applicable conflict of laws principles. Both parties agree that any dispute will be settled through negotiation first. If no agreement can be reached within 30 days, either party has the right to submit the dispute to the U.S. federal court in New York City, which has exclusive jurisdiction over the disputes between both parties. Each party hereby waives request for change of the jurisdiction or location of the court due to the inconvenience.

V、Matters not covered in this Agreement shall be separately agreed by both parties on mutual benefit and friendly negotiation. It shall be in the form of annexes or contracts to this agreement. Annexes to this Agreement have the same legal effect as this agreement.

Vi. This Agreement shall come into force as of the date of signature and seal by both parties. This agreement is made in quadruplicate, with each party holding two copies, which have the same legal effect.

Party A: APC Service Ltd.

Representative (signature):

Date: December 13, 2021

Party B: Future FinTech Group Inc.

Representative (signature):

Date: December 13, 2021

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